Exhibit 10(a)25
FIRST AMENDMENT TO
DEFERRED COMPENSATION PLAN FOR
OUTSIDE DIRECTORS OF THE SOUTHERN COMPANY
(Amended and Restated Effective June 1, 2021)

WHEREAS, the Board of Directors of the Company (the “Board”) previously adopted the Deferred Compensation Plan for Outside Directors of The Southern Company, as amended and restated effective June 1, 2021 (the “Plan”);

WHEREAS, the Board has authorized an amendment to the Plan to provide Plan participants with additional flexibility in making elections regarding the form and timing of payments under the Plan by permitting annual elections for distribution of deferred compensation upon separation from service; and

WHEREAS, Section 12.1 of the Plan provides in relevant part that the Plan may be amended or modified by the Board for the desired purpose.

NOW, THEREFORE, effective as of December 13, 2021, the Board hereby amends the Plan as follows:

1.

Section 5.1(b) is hereby amended and restated in its entirety to read as follows:

“(b)    An election to defer Cash Compensation is irrevocable for a Plan Period. Such an election (including any changed election made in accordance with this sentence) shall continue from Plan Period to Plan Period unless the Director timely changes his or her election to defer Cash Compensation payable for a future Plan Period prior to the beginning of such future Plan Period.”
2.

Section 5.4, “Distribution Elections,” is hereby amended and restated in its entirety to read as follows:

“5.4    Distribution Elections

(a)Except as set forth in Section 5.4(d), prior to the beginning of any Plan Period for which a Director has made a deferral election pursuant to Section 5.1 or for which the Director is expected to receive a Stock Retainer, the Director must elect that upon Separation from Service the values and quantities held in the Director’s Deferred Compensation Accounts that are attributable to such Plan Period be distributed to the Director, pursuant to the provisions of Section 7, in a single lump sum or in a series of annual installments not to exceed ten (10) years. The time for the commencement of distributions shall be elected by the Director and shall not be later than the first of the month coinciding with or next following the second anniversary of the Director’s Separation from Service. A Director may elect the same time and form of payment for amounts attributable to Cash Compensation (“Cash Deferral Amounts”) and amounts attributable to Stock Retainer (“Stock Deferral Amounts”), or may elect a different time and form of payment for each of the Cash Deferral Amounts and the Stock Deferral Amounts. The applicable form and timing of distribution elected by a Director with respect to Cash Deferral Amounts or Stock Deferral Amounts in accordance with this Section 5.4(a) shall apply to Cash Deferral Amounts or Stock Deferral Amounts, respectively, credited to the Director’s Deferred Compensation Accounts in respect of the Plan Period to which the distribution election relates (and any additional interest, earnings, or dividends credited in respect of such applicable amounts pursuant to the terms of this Plan).

(b)With respect to a Director’s initial Plan Period, distribution elections made in accordance with Section 5.4(a) shall be made in a timely manner prior to the commencement of the Plan Period in accordance with requirements established by the Board consistent with Section 4.

(c)A distribution election made in accordance with Section 5.4(a) is irrevocable for a Plan Period. Such an election (including any changed election made in accordance with this sentence) shall continue from Plan Period to Plan Period unless the Director timely changes his or her distribution election in accordance with Section 5.4(a) with respect to the deferral of Cash Compensation or Stock Retainer otherwise payable for a future Plan Period prior to the beginning of such future Plan Period. Notwithstanding the foregoing, a Director may elect to modify his or her distribution elections to delay distribution under this Section 5.4 provided that such modification is subject to the requirements of the Modification Delay.

(d)In the event a Director has transferred to the Board and has Deferred Compensation Accounts established under Section 6.4, then upon the Director’s Separation from Service the Transferred Amounts and accumulated investment return held in the Deferred Compensation Accounts shall be distributed to the Director in accordance with the Director’s distribution elections in effect under the applicable deferred compensation plan for directors of Alabama Power Company, Georgia Power Company, Mississippi Power Company, or Southern Company Gas on the date the Director transferred to the Board, and the provisions of Section 7, unless such distribution election is modified to delay distribution pursuant to Section 5.4(c).”

3.

The third paragraph of Section 7.2, “Timing of Distribution(s),” is hereby amended and restated in its entirety to read as follows:

“If the Director elected to receive annual installments with respect to any portion of the Director’s Deferred Compensation Accounts, the first such installment shall be equal to the portion of the balance in the Director’s Deferred Compensation Account to which such installment election applies on the date of payment divided by the number of annual installment payments. Each subsequent annual payment shall be an amount equal to the portion of the balance in the Director’s Deferred Compensation Account to which such installment election applies on the date of payment divided by the number of the then-remaining annual payments and shall be paid on the respective anniversary of the preceding date of payment.”

4.

Section 11.17, “Distribution Election,” is hereby amended and restated in its entirety to read as follows:

“11.17        “Distribution Election” means a designation by a Director of the manner of distribution of amounts and quantities held in the Director’s Deferred Compensation Accounts upon the director’s Separation from Service pursuant to Section 5.4.”

5.

Except as amended by this Amendment, the Plan shall remain in full force and effect. Capitalized terms used but not defined in this Amendment have the respective meanings ascribed thereto in the Plan.

    IN WITNESS WHEREOF, the Board has adopted the First Amendment to the Deferred Compensation Plan for Outside Directors of The Southern Company, as amended and restated effective June 1, 2021, pursuant to resolutions of the Board, this 13th day of December, 2021.

THE SOUTHERN COMPANY
By:	/s/Myra Bierra
Vice President and Corporate Secretary

Attest:

By:	/s/Marcia R. DeMar
Shareholder Services Manager